For further information, contact:
                                           Donald F. Holt
                                           Executive Vice President &
                                           Chief Financial Officer
                                            (717) 231-5704


                    KEYSTONE ANNOUNCES STRATEGIC REALIGNMENT

HARRISBURG,  PA., (November 29, 1999) - Keystone Financial Inc.,  (NASDAQ,  NMS:
KSTN), the fourth largest bank holding company headquartered in Pennsylvania, announced that they have realigned the corporate structure to focus on two divisions: Wealth Management and Banking.

The announcement indicates that company CEO and Chairman, Carl L. Campbell, has also assumed the presidency of Keystone Financial. Former company President and COO Mark Pulaski has been appointed as President of the new wealth management division and a search has been launched to identify a President for the banking division. Both positions will report to Campbell. The position of chief operating officer has been eliminated.

In commenting on the realignment, Campbell noted "We strongly believe that wealth management activities will be a high growth, major driver in the success of Keystone in 2000 and beyond. For this reason, both Mark and I have agreed that it is in the best interest of Keystone, that he lead this new initiative which will be so vital to Keystone's future success."

The new Banking Division, including both the retail and commercial lines of business, will allow Keystone to capitalize on the operational efficiencies and standardization achieved through their year-long restructuring program while re-energizing a regional focus which emphasizes local leadership and involvement. "Our regional ties and local knowledge have always been one of our most significant competitive advantages, we now have the structure in place to fully recognize the value of the Keystone brand in our communities" said Campbell.